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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             --------------------

                               AMENDMENT NO. 34
                                      TO
                                SCHEDULE 14D-9

         Solicitation/Recommendation Statement under Section 14(d)(4)
                    of the Securities Exchange Act of 1934
          (with respect to the Offer by General Dynamics Corporation and Grail Acquisition Corporation)

                             --------------------

                        NEWPORT NEWS SHIPBUILDING INC.
                           (Name of Subject Company)

                        NEWPORT NEWS SHIPBUILDING INC.
                       (Name of Person Filing Statement)

                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
            (INCLUDING ASSOCIATED SERIES A PARTICIPATING CUMULATIVE
                       PREFERRED STOCK PURCHASE RIGHTS)
                        (Title of Class of Securities)

                                   652228107
                     (CUSIP Number of Class of Securities)

                           STEPHEN B. CLARKSON, ESQ.
                        NEWPORT NEWS SHIPBUILDING INC.
                            4101 WASHINGTON AVENUE
                            NEWPORT NEWS, VA 23607
                                (757) 380-2000

                 (Name, Address and Telephone Number of Person
       Authorized to Receive Notices and Communications on Behalf of the
                           Persons Filing Statement)
                        ------------------------------
                                With copies to:
                              Richard Hall, Esq.
                            Cravath, Swaine & Moore
                               825 Eighth Avenue
                              New York, NY 10019
                                (212) 474-1000

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[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.


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          Newport News Shipbuilding Inc., a Delaware corporation (the
"Company"), hereby amends and supplements its Solicitation/Recommendation Statement on Schedule 14D-9, originally filed with the SEC on May 4, 2001 and as amended and supplemented prior to the date hereof (the "General Dynamics
Schedule 14D-9"), with respect to the offer by Grail Acquisition Corporation (the "Purchaser"), a wholly owned subsidiary of General Dynamics Corporation, a Delaware corporation ("General Dynamics"), to purchase all the issued and outstanding Shares of the Company. Capitalized terms not defined herein have the meanings assigned thereto in the General Dynamics Schedule 14D-9.

ITEM 8. ADDITIONAL INFORMATION

         Item 8 of the General Dynamics Schedule 14D-9 is hereby amended and supplemented by adding the following text to the end thereof:

          On October 18, 2001, Northrop Grumman announced that it has extended the Northrop Grumman Offer for all outstanding Shares of the Company from October 18, 2001 to October 25, 2001, at midnight E.D.T.


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                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       NEWPORT NEWS SHIPBUILDING INC.


                                          By:   /s/ STEPHEN B. CLARKSON
                                          --------------------------------------
                                          Name:  Stephen B. Clarkson
                                          Title: Vice President,
                                                 General Counsel and
                                                 Secretary



Dated: October 19, 2001




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                                                                             4



                               INDEX TO EXHIBITS

Exhibit No.             Description
------------            --------------

*(a)(1)(A)              Offer to Purchase dated May 4, 2001 (filed
                        as Exhibit (a)(1)(i) to the Schedule TO of General Dynamics Corporation and Grail
                        Acquisition Corporation filed with the SEC on May 4, 2001 (the "General Dynamics
                        Schedule TO") and incorporated herein by reference).

*(a)(1)(B)              Form of Letter of Transmittal (filed as
                        Exhibit (a)(1)(ii) to the General Dynamics
                        Schedule TO and incorporated herein by
                        reference).

*(a)(1)(C)              Form of Notice of Guaranteed Delivery
                        (filed as Exhibit (a)(1)(i) to the General
                        Dynamics Schedule TO and incorporated
                        herein by reference).

*(a)(1)(D)              Form of Letter to Brokers, Dealers,
                        Commercial Banks, Trust Companies and
                        other Nominees (filed as Exhibit (a)(5)(i) to the General Dynamics Schedule TO and incorporated herein by reference).

*(a)(1)(E)              Form of Letter to Clients for Use by
                        Brokers, Dealers, Commercial Banks, Trust
                        Companies and other Nominees (filed as
                        Exhibit (a)(5)(ii) to the General Dynamics
                        Schedule TO and incorporated herein by
                        reference).

*(a)(1)(F)              Guidelines for Certification of Taxpayer
                        Identification Number on Substitute Form
                        W-9 (filed as Exhibit (a)(5)(iii) to the
                        General Dynamics Schedule TO and
                        incorporated herein by reference).

*(a)(1)(G)              Summary Advertisement published on May 4,
                        2001 (filed as Exhibit (a)(5)(v) to the
                        General Dynamics Schedule TO and
                        incorporated herein by reference).

*(a)(2)                 Letter to stockholders from William P.
                        Fricks dated May 4, 2001.

(a)(3)                  Not Applicable.



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                                                                             5



(a)(4)                  Not Applicable.

*(a)(5)(A)              Opinion of Credit Suisse First Boston
                        Corporation dated April 24, 2001 (Included as Annex B hereto).

*(a)(5)(B)              Information Statement pursuant to Section
                        14(f) of the Securities Exchange Act
                        (Included as Annex A hereto).

*(a)(5)(C)              Text of press release issued by the
                        Company, dated May 9, 2001, and letter
                        from Northrop Grumman to the Company,
                        dated May 8, 2001.

*(a)(5)(D)              Complaint filed by Patricia Heinmuller in
                        the Court of Chancery of the State of
                        Delaware, in and for New Castle County, on May 9, 2001 (filed as Exhibit (a)(5)(vii) to Amendment No. 2 to the General Dynamics
                        Schedule TO and incorporated herein by
                        reference).

*(a)(5)(E)              Complaint filed by Ellis Investments, Ltd.
                        in the Court of Chancery of the State of Delaware, in and for New Castle County, on May 10, 2001 (filed as Exhibit (a)(5)(viii) to Amendment No. 2 to the General Dynamics
                        Schedule TO and incorporated herein by
                        reference).

*(a)(5)(F)              Complaint filed by David Bovie in the
                        Court of Chancery of the State of
                        Delaware, in and for New Castle County, on May 10, 2001 (filed as Exhibit(a)(5)(ix) to Amendment No. 2 to the General Dynamics
                        Schedule TO and incorporated herein by
                        reference).

*(a)(5)(G)              Complaint filed by Efrem Weitschner, in
                        the Court of Chancery of the State of
                        Delaware, in and for New Castle County, on May 11, 2001 (filed as Exhibit (a)(5)(x) to Amendment No. 2 to the General Dynamics
                        Schedule TO and incorporated herein by
                        reference).

*(a)(5)(H)              Complaint filed by Eric van Gelder, in the
                        Court of Chancery of the State of
                        Delaware, in and for New Castle County, on May 16, 2001 (filed as Exhibit (a)(5)(xi) to Amendment No. 3 to the General Dynamics
                        Schedule TO and incorporated herein by
                        reference).

*(a)(5)(I)              Text of press release, dated May 25, 2001
                        (filed as Exhibit (a)(5)(xii) to General
                        Dynamics' Schedule TO and incorporated
                        herein by reference).


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                                                                             6




*(a)(5)(J)              Text of press release issued by General
                        Dynamics, dated June 4, 2001 (filed as
                        Exhibit (a)(5)(xiii) to General Dynamics'
                        Schedule TO and incorporated herein by
                        reference).

*(a)(5)(K)              Text of press release issued by the
                        Company, dated June 6, 2001 (filed as
                        Exhibit (a)(5)(G) to the Northrop Grumman
                        Schedule 14D-9 and incorporated herein by reference).

*(a)(5)(L)              Northrop Grumman Schedule 14D-9 filed with
                        the SEC on June 6, 2001 and incorporated herein by reference.

*(a)(5)(M)              Text of the June 2001, Volume 1 edition of
                        the For Your Benefit Newsletter, issued
                        and distributed by the Company on June 6, 2001.

*(a)(5)(N)              Text of letter from Kent Kresa to William
                        B. Fricks, dated June 15, 2001 (filed as
                        Exhibit (a)(5)(I) to the Northrop Grumman
                        Schedule 14D-9 and incorporated herein by reference).

*(a)(5)(O)              Text of press release issued by Northrop
                        Grumman, dated June 21, 2001 (filed as
                        Exhibit (a)(5)(G) to the Northrop Grumman
                        Schedule TO and incorporated herein by
                        reference).

*(a)(5)(P)              Text of press release issued by General
                        Dynamics, dated June 25, 2001 (filed as
                        Exhibit (a)(5)(xiv) to the General
                        Dynamics Schedule TO and incorporated
                        herein by reference).

*(a)(5)(Q)              Text of press release issued by the
                        Company, dated October 4, 2001.

*(a)(5)(R)              Text of letter from Kent Kresa to William
                        B. Fricks, dated October 4, 2001.

*(a)(5)(S)              Text of press release issued by the
                        Company, dated October 5, 2001.

*(a)(5)(T)              Confidentiality Agreement, dated October
                        5, 2001, between Northrop Grumman and the
                        Company (filed as Exhibit (e)(1) to the
                        Northrop Grumman Schedule 14D-9 and
                        incorporated herein by reference).


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                                                                             7




*(e)(1) Agreement and Plan of Merger, dated April 24, 2001, among General Dynamics, the Purchaser and the Company (filed as Exhibit 2.1 to the Company's Current Report on Form 8-K dated April 25, 2001 and incorporated herein by reference).

*(e)(2) Confidentiality Agreement, dated March 26, 2001, between General Dynamics and the Company (filed as Exhibit (d)(2) to the
                        General Dynamics Schedule TO and
                        incorporated herein by reference).

*(e)(3) Amendment No. 1, dated as of April 24, 2001, to the Rights Agreement dated as of June 10, 1998, between the Company and First Chicago Trust Company of New York (now EquiServe Trust Company, N.A.) (filed as Exhibit 2 to the Company's Form 8-A/A dated April 25, 2001 and incorporated herein by reference).

(g)                     Not Applicable.


* Previously filed.